EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                Contact:  David Mitchell
                                                                    President
                                                               (212) 758-6622


       Centerpoint Corporation Announces Purchase of Bion Environmental
                          Technologies, Inc. Shares

January 16, 2002, New York, NY. Centerpoint Corporation (Pink Sheets: CPTX) announced it purchased 19,000,000 shares of Bion Environmental Technologies, Inc. (OTC BB: BION) at $.75 per share. The purchase price of $14.25 million, consisted of $8.5 million cash and $5.75 million comprised of a promissory note issued by Trident-Rowan Group, Inc., former parent of Centerpoint, and 65% of certain claims owned by Centerpoint. In a related transaction, Bion acquired 57.7% of Centerpoint and is now the parent. Centerpoint currently intends to distribute the Bion shares to its shareholders (including 57.7% back to Bion) during this calendar year.

Barry Fingerhut, Mark Hauser, Howard Chase and Gianni Bulgari resigned from the Centerpoint Board of Directors. David Mitchell, a long-term Director and former President of Centerpoint, has been named interim President.
Centerpoint is behind in its filings with the SEC and has begun to prepare its audits in anticipation of completing the delinquent filings during this year. Since the sale in 1999 of Moto Guzzi Corp., the Company's motorcycle business, Centerpoint has had no ongoing business. Following this transaction, Centerpoint's assets consist of the Bion shares acquired and 35% of certain claims related to the sale of Moto Guzzi.

David Mitchell stated, "We are very pleased to have completed this transaction as we feel that Bion has enormous potential. Centerpoint's newly acquired interest in the Company offers our shareholders the opportunity to participate in an industry that is experiencing dramatic changes with the prospect for significant growth in Bion's business. We will be distributing information concerning Bion to our shareholders in the near future."

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About Bion:

Founded in 1989, Bion Environmental Technologies, Inc. has developed proprietary technology that is changing the way livestock waste management is addressed. Bion systems incorporate patented biological processes that safely convert animal waste into nutrient-rich soil and fertilizer products that are valued for their high level of organics, slow-release nutrients and odorless characteristics. Mass balance data from the Bion systems indicate a 98% reduction in greenhouse gas emissions and an 80% reduction in nutrients in the effluent stream. A tank-based system was recently developed, utilizing real-time monitoring and control systems to track the fate of all components of the waste stream. The ability to precisely measure the nature and disposition of nutrients, and air and water effluent quality, is critical in demonstrating the efficacy of the system. It also verifies the benefits of the system, forming a basis for potential trading of air and nutrient credits. This advancement in technology led to development of a highly-efficient "second generation" system that will be deployed in commercial applications this year. These systems will be remotely monitored, compatible with supplemental components such as methane digestion and water reuse and have a smaller "footprint" and greatly reduced processing time than prior systems. For more information about Bion, contact Craig Scott, Bion's Director of Investor Relations, at (800) 769-7205.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words "will," "anticipates," "intend" and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. The material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future expectations.